Exhibit 8.2

Hogan Lovells US LLP
875 Third Avenue
New York, NY 10022
T +1 212 918 3000
www.hoganlovells.com

October 21, 2016

Board of Directors

Easterly Acquisition Corp.

375 Park Avenue, 21st Floor
New York, New York 10152

Ladies/Gentlemen:

This opinion is being delivered to you in connection with the proposed merger (the “Merger”) of Solaris Merger Sub Inc., a Delaware corporation (“Merger Sub”), and a wholly-owned subsidiary of Easterly Acquisition Corp., a Delaware corporation (the “Company”), with and into Sungevity, Inc., a Delaware corporation (“Sungevity”), with Sungevity becoming a wholly-owned subsidiary of the Company and the Company issuing shares of its common stock to Sungevity securityholders and changing its name to Sungevity Holdings, Inc. pursuant to that certain Agreement and Plan of Merger, as amended, and the exhibits thereto, by and among the Company, Merger Sub, Sungevity and Shareholder Representative Services LLC as the representative of the stockholders of Sungevity for certain purposes of the Merger, dated as of June 28, 2016 (the “Merger Agreement”). 1

In connection with the preparation of this opinion, we have examined and with your consent relied upon (without any independent investigation or review thereof) the following documents (including all amendments, exhibits and schedules thereto): (1) the Merger Agreement; (2) the Form S-4 Registration Statement (File No. 333-212590) filed with the Securities and Exchange Commission (as amended or supplemented through the date hereof, the “Registration Statement”), including the Joint Proxy Statement and Consent Solicitation Statement/Prospectus of the Company and Sungevity (the “Joint Proxy Statement and Consent Solicitation Statement/Prospectus”); and (3) such other instruments and documents related to the formation, organization and operation of the Company, Merger Sub and Sungevity or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.

1 Unless otherwise indicated, all capitalized terms shall have the meaning defined in the Merger Agreement.

Assumptions and Representations

In connection with rendering this opinion, we have assumed (and, with your consent, are relying thereon, without any independent investigation or review thereof, although we are not aware of any material facts or circumstances contrary to or inconsistent therewith) that:

1.     All information contained in each of the documents we have examined and relied upon in connection with the preparation of this opinion is accurate and completely describes all material facts relevant to our opinion, all copies are accurate and all signatures are genuine. We have also assumed that there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

2.     All representations, warranties, and statements made or agreed to by and among the Company, Merger Sub and Sungevity and by their managements, employees, officers, directors and stockholders in connection with the Merger, including, but not limited to, those set forth in the Merger Agreement are, or will be, true, complete and accurate at all relevant times.

3.     The Merger will be consummated in accordance with the Merger Agreement (including satisfaction of all pre-closing covenants and conditions to the obligations of the parties without amendment or waiver thereof).

Opinion – U.S. Federal Income Tax Consequences

Based upon and subject to the assumptions and qualifications set forth herein, we hereby confirm that the discussion contained in the Joint Proxy Statement and Consent Solicitation Statement/Prospectus under the caption “Material U.S. Federal Income Tax Considerations,” subject to the limitations, qualifications and assumptions described herein and therein, constitutes our opinion of the material U.S. federal income tax consequences of the common stock redemptions to the U.S. holders and non-U.S. holders of the Company’s common stock.

In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

1.     This opinion represents and is based upon our best judgment regarding the application of relevant current provisions of the Internal Revenue Code of 1986, as amended, and interpretations of the foregoing as expressed in existing court decisions, administrative determinations (including the practices and procedures of the Internal Revenue Service (the “IRS”) in issuing private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling) and published rulings and procedures all as of the date hereof. An opinion of counsel merely represents counsel’s best judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts. There can be no assurance that positions contrary to our opinions will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions. Neither the Company nor Sungevity has requested a ruling from the IRS (and no ruling will be sought) as to any of the federal income tax consequences addressed in this opinion. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the law or in the application or interpretation of the federal income tax laws after the Effective Time.

2.     This letter addresses only the specific tax opinions set forth above. This letter does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

3.     Our opinion set forth herein is based upon the description of the contemplated transactions as set forth in the Merger Agreement and the Registration Statement. If the actual facts relating to any aspect of the transactions differ from this description in any material respect, our opinion may become inapplicable. No opinion is expressed as to any transaction other than those set forth in the Merger Agreement and the Registration Statement or to any transaction whatsoever, including the Merger, if all the transactions described in the Merger Agreement and the Registration Statement are not consummated in accordance with the terms of the Merger Agreement and the Registration Statement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

This opinion letter has been provided for your use in connection with the Registration Statement. We hereby consent to the use of the opinion letter as an exhibit to the Registration Statement and to the use of our name in the “Material U.S. Federal Income Tax Considerations” and “Legal Matters” sections of the Registration Statement. In giving the consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Sincerely yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP